Exhibit 10.26
EXECUTIVE EMPLOYMENT AGREEMENT
Employment Agreement (“Agreement”) made as of the 1st day of November, 2017 by and between Sangamo Therapeutics, Inc., a Delaware corporation (the “Company”), and Andy Ramelmeier (“Executive”) (collectively, the “Parties”).
R E C I T A L S
WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual promises set forth herein, the Parties agree follows:
1.Employment.
The Company hereby agrees to employ Executive and Executive hereby agrees to accept such employment, on the terms and conditions set forth in this Agreement, with a start date of January 1, 2018 (the “Effective Date”).
2. At-Will Employment.
Executive shall be employed on an at-will basis. Either Executive or the Company may terminate employment at any time, with or without cause, and with or without advance notice.
3. Position, Duties and Obligations.
(a) Executive shall be appointed as the Company’s Senior Vice President, Technical Operations. Executive shall serve in such position, and in such other positions as the Board and the Company may from time to time reasonably determine, subject at all times to the direction, supervision and authority of the Chief Executive Officer or such other officer as designated by the Chief Executive Officer.
(b) During Executive’s employment, Executive shall perform Executive’s duties faithfully and to the best of Executive’s ability and shall devote substantially all of Executive’s business time, attention, knowledge, skills and interests to the business of the Company (and its subsidiaries).
(c) During Executive’s employment, Executive shall not, whether directly or indirectly, render any services of a commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Chief Executive Officer.
(d) The foregoing in this Section 1 shall not preclude Executive from serving on any corporate, civic or charitable boards or committees on which Executive is serving as of the Effective Date and discloses to the Chief Executive Officer prior to the Effective Date or on
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which Executive commences service following such date with the Chief Executive Officer’s prior written approval, so long as such activities do not interfere with the performance of Executive’s responsibilities hereunder.
(e) Executive’s principal place of business will initially be located in Richmond, California and is anticipated to transition to Brisbane, California in connection with the Company’s planned relocation to a new facility.
(f) Executive represents that Executive may enter into this Agreement, accept employment with the Company under the terms of this Agreement, and perform the duties and responsibilities contemplated by this Agreement without violating any other agreement or agreements with other parties including but not limited to prior employers.
4. Compensation and Benefits.
(a) Base Compensation. The Company shall pay to Executive an annual base salary of three hundred sixty five thousand dollars ($365,000), prorated for any partial employment period and payable in equal monthly installments in accordance with the Company’s payroll schedule. The Compensation Committee of the Board shall annually review the then-current level of Executive’s base salary to determine the amount, if any, of change to such salary.
(b) Annual Performance Bonus. Executive is not eligible to earn any performance bonus for the 2017 calendar year performance period. Commencing with the 2018 calendar year performance period, the target amount of Executive’s annual cash bonus shall be thirty five percent (35%) of Executive’s annual base salary. The Board shall have sole discretion to determine whether any annual cash bonus will be paid based upon achievement of both corporate objectives and Executive’s personal objectives, and the sole discretion to determine that actual amount of any such bonus. Executive must be an employee in good standing on the date that the Board makes such determination in order to earn any such bonus, which determination shall be made by the Board between January 1 and March 31 of the calendar year first following the performance period calendar year. Any bonus to which Executive becomes entitled for a particular calendar year shall be paid in accordance with the terms of the applicable bonus plan, but in no event later than the second payroll period following such Board determination. The Compensation Committee of the Board shall annually review Executive’s then target amount for the annual cash bonus to determine the amount, if any, of change to such target amount.
(c) Benefits. Executive will be entitled to the employee benefits generally provided to other executive officers of the Company. Under the Company’s vacation policy, Executive will have 10 sick days, 15 vacation days and 10 Company holidays per year.
(d) Executive Severance Plan. Executive shall be deemed an Eligible Employee and entitled to receive certain severance benefits under the Sangamo Therapeutics, Inc. Executive Severance Plan dated March 14, 2017 (the “Plan”) subject to the terms and

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conditions of the Plan. A copy of the Plan has been provided to Executive concurrently with this Agreement.
(e) Equity. As an inducement to Executive’s commencement of employment, effective as of the last business day of the month in which the Effective Date occurs, the Compensation Committee of the Board shall grant Executive a stock option to purchase up to 120,000 shares of the Company’s Common Stock with an exercise price per share equal to the fair market value of the Company’s Common Stock on the applicable date of grant (the “Option”) under the Company’s 2013 Stock Incentive Plan (the “Plan”). The Option will be evidenced by the standard stock option agreement under the Plan and will be subject to the terms and conditions of that agreement and the Plan, with one-quarter of the Option shares vesting twelve (12) months from the Effective Date and the remainder vesting in equal monthly installments for thirty-six (36) months thereafter, provided Executive remains a full-time employee through each such vesting date. Vesting of the Option and any subsequent equity grants will cease upon termination of Executive’s service by either party for any reason.
(f) Clawback. Notwithstanding anything to the contrary in this Agreement, all compensation paid to Executive by the Company (whether payable pursuant to this Agreement or otherwise) will be subject to reduction, recovery and/or recoupment to the extent required and allowed by any present or future law, government regulation or stock exchange listing requirement (or any policy adopted by the Company which ensures compliance with the requirements of any such law, government regulation or stock exchange listing requirement).
(g) Resignation from Positions. Notwithstanding any other provision of this Agreement to the contrary, upon any termination of employment (whether voluntary or involuntary), Executive, upon written request from the Board, shall immediately resign from any positions Executive has with the Company (or any subsidiary), whether as an executive, officer, employee, consultant, director, trustee, fiduciary or otherwise.
5. Confidentiality. Executive agrees to abide by the terms and conditions of the Proprietary Information, Inventions and Materials Agreement between Executive and the Company, a copy of which is attached as Exhibit A. Executive further agrees that at all times both during Executive’s employment by the Company and after Executive’s employment ends, Executive will keep in confidence and trust, and will not use or disclose, except as directed by the Company, any confidential or proprietary information of the Company.
6. Tax Withholdings. Any and all cash compensation and other benefits (including without limitation, base salary and annual bonus) paid to Executive under this Agreement shall be subject to all applicable tax withholding requirements, and the Company shall make such other deductions as may be required and/or allowed by applicable law and/or as authorized in writing by Executive.
7. Arbitration. Any dispute, controversy, or claim, whether contractual or non-contractual, between Executive and the Company shall be resolved by binding arbitration before the Judicial Arbitration and Mediation Service (the “JAMS”), in accordance with the JAMS Employment Arbitration Rules and Procedures, available at www.jamsadr.com. Executive and the Company

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each agree that before proceeding to arbitration, they will mediate disputes before the JAMS by a mediator approved by the JAMS. If mediation fails to resolve the matter, any subsequent arbitration shall be conducted by an arbitrator approved by the JAMS and mutually acceptable to Executive and the Company. All disputes, controversies, and claims shall be conducted by a single arbitrator, who shall: (i) allow discovery authorized by California Code of Civil Procedure Section 1282, et seq., or any other discovery required by applicable law; and (ii) issue a written award that sets forth the essential findings of fact and conclusions of law on which the award is based. The arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes. Judgment upon the arbitrator’s award may be entered in any court having jurisdiction thereof. If Executive and the Company are unable to agree on the mediator or the arbitrator, then the JAMS shall select the mediator/arbitrator. The resolution of the dispute by the arbitrator shall be final, binding, non-appealable, and fully enforceable by a court of competent jurisdiction under the Federal Arbitration Act. The arbitration award shall be in writing and shall include a statement of the reasons for the award. The arbitration shall be held in San Francisco, California. The Company shall pay all JAMS, mediation, and arbitrator’s fees and costs, irrespective of who raised the claim and the outcome of arbitration.
8. Miscellaneous.
(a) Conditions to Agreement. This Agreement is contingent upon a background check clearance, satisfactory reference check, and satisfactory proof of Executive’s legal right to work in the United States. Executive agrees to provide any documentation or information at the Company’s request to facilitate these processes.
(b) Governing Law. This Agreement shall be interpreted, construed, governed and enforced according to the laws of the State of California.
(c) Attorneys’ Fees. In the event of any controversy, claim or dispute between the parties, arising out of or relating to this Agreement or the breach hereof, or the interpretation hereof, each party shall bear its own legal fees and expenses. Notwithstanding the foregoing, in the event of a finding by any court having jurisdiction over such matter that any party initiating an action under this Agreement failed to have a reasonable prospect of prevailing on its claim, the court shall have discretion to award the prevailing party attorneys’ fees and costs incurred by it with respect to such claim or action. The "prevailing party" means the party determined by the court to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered.
(d) Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the Parties hereto.
(e) Severability. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction (or determined by the arbitrator) to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court or determined by the arbitrator, the application of any other provision of this Agreement, or the enforceability or

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invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken, and the remainder of this Agreement shall continue in full force and effect.
(f) Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Executive shall not be entitled to assign any of her rights or obligations under this Agreement.
(g) Entire Agreement. This Agreement, along with any other agreements set forth herein, including without limitation, the Proprietary Information and Inventions Agreement, constitutes the entire agreement between the parties with respect to the employment of Executive.
(h) [signature page follows]

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SANGAMO THERAPEUTICS, INC.

By:	Name: Title:
ANDY RAMELMEIER

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EXHIBIT A
Proprietary Information, Inventions and Materials Agreement

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